CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Equity-Linked Notes with Knock-Out Feature due 2013	$4,200,000	$299.46

Pricing Supplement To prospectus dated December 23, 2008, and prospectus supplement for market-linked notes dated October 25, 2010	Pricing Supplement No. 559 Registration Statement No. 333-156423 Dated October 25, 2010; Rule 424(b)(2)

Structured Investments	Morgan Stanley $4,200,000 Equity-Linked Notes with Knock-Out Feature Linked to the iShares® MSCI Emerging Markets Index Fund due May 29, 2013
GeneralStructured
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The notes are designed for investors who seek exposure to any moderate appreciation of the iShares® MSCI Emerging Markets Index Fund over the term of the notes.  Investors should be willing to forgo interest and dividend payments as well as (1) any appreciation of the iShares® MSCI Emerging Markets Index Fund above a percentage equal to 33% and (2) if a Knock-Out Event occurs, any upside return on the notes, in exchange for receiving the full principal amount per note.  Any payment on the notes is subject to the credit risk of Morgan Stanley.

•	Senior unsecured obligations of Morgan Stanley maturing May 29, 2013†.
•	Cash payment at maturity of principal plus the Additional Amount, if any, as described below
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying prospectus supplement for market-linked notes dated October 25, 2010, supersede the terms set forth in the accompanying prospectus supplement.

•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on October 25, 2010 and are expected to settle on October 28, 2010.
Key Terms
Underlying Shares:	The iShares® MSCI Emerging Markets Index Fund
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:
The Additional Amount per $1,000 principal amount note paid at maturity will equal:
(1)  If a Knock-Out Event does not occur, $1,000 x the Share Return x the Participation Rate; provided that the Additional Amount will not be less than zero; or
(2)  If a Knock-Out Event occurs, zero ($0).
Accordingly, because the Knock-Out Level is 133% of the Initial Share Price and the Participation Rate is 100%, the maximum Additional Amount is $330 per $1,000 principal amount note.

Participation Rate:	100%
Knock-Out Event:
If the Share Closing Price is greater than or equal to the Knock-Out Level on any trading day during the period from and excluding the Pricing Date to and including the Observation Date, a Knock-Out Event will have occurred.

Knock-Out Level:	$61.8849, which is 133% of the Initial Share Price.
Share Return:	Ending Share Price – Initial Share Price
Initial Share Price
Initial Share Price:	$46.53, which is the Share Closing Price on the Pricing Date
Ending Share Price:	The Share Closing Price on the Observation Date times the Adjustment Factor on such date
Share Closing Price:	On any day, the share closing price for the Underlying Shares
Adjustment Factor:	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares
Observation Date:	May 23, 2013†
Maturity Date:	May 29, 2013†
Pricing Date:	October 25, 2010
Issue Date:	October 28, 2010 (3 business days after the Pricing Date)
CUSIP / ISIN:	617482PB4 / US617482PB40
†
Subject to postponement in the event of a market disruption event as described under “Description of Market-Linked Notes—Postponement of Observation Date and Averaging Dates” in the accompanying prospectus supplement for market-linked notes dated October 25, 2010.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page S-28 of the accompanying prospectus supplement for market-linked notes and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees and Commissions (1)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$4,200,000	$63,000	$4,137,000
(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC acted as placement agents for the notes and collectively received a fee from the issuer of $15 per $1,000 principal amount note.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent
October 25, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 23, 2008, as supplemented by the prospectus supplement for market-linked notes dated October 25, 2010.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the preliminary terms related hereto dated October 25, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for market-linked notes, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement for market-linked notes October 25, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310003063/dp19661_424b2.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in this pricing supplement are defined in the prospectus supplement for market-linked notes or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Morgan Stanley.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of the Share Return from -80% to +80%.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The following table and examples assume an Initial Share Price of $45.00 and Knock-Out Level of $59.85 (which is equal to 133% of the assumed Initial Share Price), and reflects the Participation Rate of 100%.  The following results are based solely on the hypothetical terms listed above.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

Ending Share Price	Share Return	Total Return on the Notes if Knock-Out Event Does Not Occur (1)	Total Return on the Notes if Knock-Out Event Occurs (2)
$81.00	80.00%	N/A	0%
$76.50	70.00%	N/A	0%
$72.00	60.00%	N/A	0%
$67.50	50.00%	N/A	0%
$63.00	40.00%	N/A	0%
$59.85	33.00%	N/A	0%
$59.40	32.00%	32.00%	0%
$58.50	30.00%	30.00%	0%
$54.00	20.00%	20.00%	0%
$49.50	10.00%	10.00%	0%
$47.25	5.00%	5.00%	0%
$45.00	0.00%	0.00%	0%
$42.75	-5.00%	0.00%	0%
$40.50	-10.00%	0.00%	0%
$36.00	-20.00%	0.00%	0%
$31.50	-30.00%	0.00%	0%
$27.00	-40.00%	0.00%	0%
$22.50	-50.00%	0.00%	0%
$18.00	-60.00%	0.00%	0%
$13.50	-70.00%	0.00%	0%
$9.00	-80.00%	0.00%	0%
(1)	The Share Closing Price is less than $59.85 on each trading day from and excluding the Pricing Date to and including the Observation Date.
(2)	The Share Closing Price is greater than or equal to $59.85 on at least one trading day from and excluding the Pricing Date to and including the Observation Date.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Share Closing Price increases from the Initial Share Price of $45.00 to an Ending Share Price of $49.50 and the Share Closing Price did not increase to or above the Knock-Out Level of $59.85 on any trading day from and excluding the Pricing Date to and including the Observation Date. Because (i) the Ending Share Price of $49.50 is greater than the Initial Share Price of $45.00 by 10% and (ii) a Knock-Out Event does not occur, the Additional Amount is equal to $100 and the payment at maturity is equal to $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x [($49.50 – $45.00)/ $45.00] x 100%) = $1,100

Example 2: The Share Closing Price declines from the Initial Share Price of $45.00 to an Ending Share Price of $40.50, and the Share Closing Price did not increase to or above the Knock-Out Level of $59.85 on any trading day from and excluding the Pricing Date to and including the Observation Date.  Even though a Knock-Out Event does not occur, because the Ending Share Price of $40.50 is less than the Initial Share Price of $45.00 such that the Share Return is negative, you will not receive any Additional Amount and the payment at maturity per note is equal to $1,000.

Example 3: The Share Closing Price increases from the Initial Share Price of $45.00 to an Ending Share Price of $49.50 and the Share Closing Price increased to or above the Knock-Out Level of $59.85 on at least one trading day during the period from and excluding the Pricing Date to and including the Observation Date.  Even though the Ending Share Price of $49.50 is greater than the Initial Share Price of $45.00 by 10%, because a Knock-Out Event occurs, you will not receive any Additional Amount and the payment at maturity per note is equal to $1,000.

Selected Purchase Considerations

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REPAYMENT OF PRINCIPAL AT MATURITY — The payment due at maturity on the notes will be the full principal amount of the notes, regardless of the performance of the Underlying Shares.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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APPRECIATION POTENTIAL — If a Knock-Out Event does not occur, at maturity, in addition to your principal, for each $1,000 principal amount note, you will receive a payment equal to $1,000 x the Share Return x the Participation Rate, provided that this payment, which we refer to as the Additional Amount, will not be less than zero.  If a Knock-Out Event occurs, you will not receive any Additional Amount and will only receive the principal amount of $1,000 at maturity.  Because the Knock-Out Level is 133% of the Initial Share Price and the Participation Rate is 100%, the maximum Additional Amount is $330 per $1,000 principal amount note.

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DIVERSIFICATION OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the notes is linked to the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios.  The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries.  For additional information about the Underlying Shares and the MSCI Emerging Markets Index, see the information set forth under “Information about the Underlying Shares” in this pricing supplement.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for market-linked notes, which contains the opinion of our special tax counsel, Davis Polk & Wardwell llp, with respect to the tax consequences of an investment in the notes.  Based on that opinion, and subject to the discussion below concerning the occurrence of a Knock-Out Event prior to the issue date, as well as the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for market-linked notes, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments,” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 1.6522% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,043.4835 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of any contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2010	$2.8455	$2.8455
January 1, 2011 through June 30, 2011	$8.2845	$11.1300
July 1, 2011 through December 31, 2011	$8.3529	$19.4829
January 1, 2012 through June 30, 2012	$8.4219	$27.9048
July 1, 2012 through December 31, 2012	$8.4915	$36.3963
January 1, 2013 through the Maturity Date	$7.0872	$43.4835

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if a Knock-Out Event occurs prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were a Knock-Out Event to occur prior to the original issue date.  Additionally, as discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Long-Term Notes — Adjustments to Interest Accruals on the Notes,” if a Knock-Out Event were to occur after the original issue date, special rules may apply to the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Shares or any of the component stocks of the MSCI Emerging Markets Index, the index tracked by the Underlying Shares.  For a complete list of risk factors, see the “Risk Factors” sections of the accompanying prospectus supplement for market-linked notes dated October 25, 2010 and the accompanying prospectus.

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MARKET RISK — The return on the notes at maturity is linked to the performance of the Underlying Shares, and will depend on whether a Knock-Out Event occurs and, if a Knock-Out Event does not occur, whether, and the extent to which, the Share Return is positive.  THE PAYMENT DUE AT MATURITY WILL BE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF THE NOTES IF THE SHARE RETURN IS ZERO OR NEGATIVE OR A KNOCK-OUT EVENT OCCURS.

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THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the Underlying Shares or the securities underlying the MSCI Emerging Markets Index.  If the Ending Share Price does not exceed the Initial Share Price or a Knock-Out Event occurs on any trading day from and excluding the Pricing Date to and including the Observation Date, you will not receive any Additional Amount and will only receive the principal amount of $1,000 per note at maturity.  This will be true even if the Share Closing Price was greater than the Initial Share Price at some time during the term of the notes but falls below the Initial Share Price on the Observation Date.

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THE “KNOCK-OUT” FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Underlying Shares.  Your ability to participate in the appreciation of the Underlying Shares is limited to a maximum Additional Amount equal to $330 per note.  If a Knock-Out Event occurs, you will not be able to participate in any appreciation of the Underlying Shares even if the Ending Share Price is greater than the Initial Share Price.  If a Knock-Out Event occurs, the payment due at maturity on the notes will only be the principal amount of $1,000 per note.

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THE MAXIMUM RETURN ON AN INVESTMENT IN THE NOTES IS 33% AT MATURITY — If a Knock-Out Event does not occur, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an Additional Amount that will not exceed 33% of the principal amount, regardless of the appreciation in the Underlying Shares, which may be significant.  Therefore, your upside appreciation is limited.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY —While the payment at maturity described in this pricing supplement is based on the full stated principal amount of your notes, the original issue price of the notes includes the agents’ commissions and the cost of hedging our obligations under the notes through one or more of our affiliates.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase notes from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE UNDERLYING SHARES ARE VOLATILE — The likelihood of the Underlying Shares closing at or above the Knock-Out Level during the period from and excluding the Pricing Date to and including the Observation Date, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the Underlying Shares — the frequency and magnitude of changes in the level of the Underlying Shares.  The Underlying Shares have experienced significant volatility in the recent past.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks of the Underlying Shares would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlying Shares and the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Underlying Shares on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event occurs;

•	the expected volatility of the Underlying Shares;

•	the time to maturity of the notes;

•	the dividend rate on the securities underlying the MSCI Emerging Markets Index;

•	the exchange rates of the U.S. dollar relative to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade;

•	the occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the adjustment factor;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE PRICE OF THE UNDERLYING SHARES IS SUBJECT TO CURRENCY EXCHANGE RISK – Because the price of the Underlying Shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the Underlying Shares will be adversely affected and the payment at maturity on the notes may be reduced.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES, SUCH AS THE NOTES, LINKED TO THE PRICE OF EMERGING MARKETS EQUITY SECURITIES – The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the Underlying Shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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ADJUSTMENTS TO THE UNDERLYING SHARES OR TO THE MSCI EMERGING MARKETS INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Emerging Markets Index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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THE UNDERLYING SHARES AND THE MSCI EMERGING MARKETS INDEX ARE DIFFERENT – The performance of the Underlying Shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

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THE ANTIDILUTION ADJUSTMENTS DO NOT COVER EVERY EVENT THAT COULD AFFECT THE SHARES OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND – MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the notes, including on the Observation Date, could affect the value of the Underlying Shares in a way that may reduce the amount you will receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily historical closing prices of the Underlying Shares from January 1, 2005 through October 25, 2010.  The Share Closing Price on October 25, 2010 was $46.53.  We obtained the closing prices of the Underlying Shares below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price on any trading day from and excluding the Pricing Date to and including the Observation Date.  We cannot give you assurance that the performance of the Underlying Shares will result in a payment at maturity of more than the principal amount of your notes.

Historical Performance of the iShares® MSCI Emerging Markets Index Fund

Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  Effective May 2010, Israel has been reclassified as a developed market and is no longer included in the MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM is described under “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” of the accompanying prospectus supplement for market-linked notes.

Benefit Plan Investor Considerations

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the prospectus supplement for market-linked notes.